SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

INTEGRATED MEDIA HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

[X] No Fee Required.

[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

INTEGRATED MEDIA HOLDINGS. INC.
10 Glenlake Parkway, Suite 130
Atlanta, GA 30328

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN
CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF
A SPECIAL MEETING OF THE STOCKHOLDERS, DATED APRIL 11, 2007

To the Stockholders of Integrated Media Holdings, Inc:

Enclosed is an information statement that we are sending to you in connection with the sale of our subsidiary, WV Fiber, Inc., to Ultra Global Investments, LLC under the terms and conditions of a Stock Purchase Agreement between Integrated Media Holdings, Inc. and Ultra Global Investments LLC, dated April 11, 2007.

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of common stock and preferred stock of Integrated Media Holdings, Inc. (the “Company,” “us,” “we,” or “our”), that as of the close of business on April 11, 2007 (the “Record Date”) our board of directors recommended and a majority of our stockholders voted in favor of resolutions which accomplished the sale of WV Fiber, Inc. to Ultra Global Investments LLC. Our board of directors approved the sale on April 11, 2007. WV Fiber Inc. represents a significant portion of the Company’s present operations and assets, so the board of directors decided to seek stockholder approval as well. Two of our stockholders, who collectively hold a majority of the voting power of our common and preferred stock, have already approved the transaction by written consent.

Two consenting stockholders, SovCap Equity Partners, Ltd. and Wilhagan Ventures (the “Consenting Stockholders”), holds a total of 592,294 shares of our common stock and 3,008,989 shares of our Series A Preferred Stock, which votes together with the common stock on an as-if converted basis. For purposes of voting, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock. Accordingly, the Consenting Stockholder has the right to vote an aggregate of 28,886,294 shares of our common stock. This equals approximately 56% of the total voting power entitled to vote on the foregoing resolutions as of the Record Date. The Consenting Stockholder voted in favor of the corporate actions and possessed the power to pass the corporate actions without the concurrence of any of our other stockholders.

The accompanying Information Statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C and Schedule 14C thereunder.

We are mailing the Information Statement on or about April 12, 2007 to stockholders of record of the Company at the close of business on the Record Date.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

By Order of the Board of Directors,

Paul D. Hamm, President and Chief Executive Officer
April 11, 2007

INTEGRATED MEDIA HOLDINGS. INC.
10 Glenlake Parkway, Suite 130
Atlanta, GA 30328
Tel: (678) 222-3445

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

April 11, 2007

This Information Statement and Notice of Action Taken Without a Meeting (collectively, the "Information Statement") is furnished to the stockholders of Integrated Media Holdings, Inc., a Delaware corporation, to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's common stock that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(d) of the Delaware General Corporation Law. The actions to be taken pursuant to the written consent shall be made effective 20 days after the mailing of this Information Statement.

  The written consent approved the sale of the Company's subsidiary, WV Fiber, Inc., to Ultra Global Investments LLC under the terms of a Stock Purchase Agreement, or the definitive agreement, dated March 31, 2007. This transaction involves the sale of a significant portion of our assets, business and operations and, conceivably, could constitute a sale of substantially all of the property and assets of Integrated Media Holdings, Inc. within the meaning of Section 271(a) of the Delaware General Corporation Law. Because a transaction subject to Section 271(a) requires approval of a majority of the corporation's outstanding voting shares under Delaware law, the board of directors sought the approval by our stockholders for the sale of WV Fiber. Two of our stockholders, SovCap Equity Partners and Wilhagan Ventures, represent a majority of the outstanding shares of our common stock and have signed the written consent. Therefore, all required corporate approvals of the transaction have been obtained. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934 (the “Exchange Act”).

The board of directors of the Company approved the sale of WV Fiber, Inc. unanimous written consent dated as of April 11, 2007 as it believes that such actions are in the best interests of the Company and its stockholders. The majority stockholders of the Company, which comprises 56% of the total issued and outstanding shares of the Company’s capital stock entitled to vote on these matters also approved the sale on April 11, 2007. This Information Statement is furnished only to inform stockholders of the Company of the above actions taken by the majority stockholder of the Company before such action takes effect in accordance with the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the action taken is authorized by Section 228(a) of the DGCL, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Reverse Stock Split and Amendment as early as possible in order to accomplish the purposes of the Company as hereafter described, the board of directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capitalization consisted of 100,000,000 shares of common stock, $.001 par value, of which approximately 17,237,223 were issued and outstanding, 5,000,000 shares of preferred stock, $.001 par value, of which 4,5000,000 have been designated as Series A Preferred Stock, 3,811,429 of which were issued and outstanding. Holders of common stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of common stock. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. Each share of Series A Preferred Stock entitles its holder to 9.6 votes (due to 9.6-to-1 beneficial conversion ratio) on any matter submitted to the stockholders for vote. The total amount of common stock outstanding or beneficially owned for the purpose of determining voting shares was 53,826,941,Notwithstanding the foregoing, however, because consenting stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock has voted in favor of the foregoing proposals by resolution dated April 11, 2007 and has sufficient voting power to approve such proposals through its ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the DGCL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 11, 2007 with respect to (i) each director of the Company; (ii) each executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) each party known by us to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the mailing address for each party listed below is c/o Integrated Media Holdings at the address listed above. This table is based upon information supplied by current and former officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on approximately 64,301,000 shares of our common stock outstanding or beneficially owned by way of ownership of other outstanding securities of the company that are currently convertible or exercisable into common stock on April 11, 2007, adjusted as required by rules promulgated by the Securities and Exchange Commission. Approximately 64,301,000 shares represent the fully-diluted amount of common stock outstanding as of April 11, 2007.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner Executive Officers and Directors	Amount and Nature of Beneficial Ownership	Percent of Fully-Diluted Shares Outstanding
Paul D. Hamm (1)	3,150,560	4.9%
Peter Marcum (2)	250,000	* %
Harish Shah (3)	2,205,268	3.4%
Jerry Dunlap (4)	20,000	*
Five Percent Shareholders
SovCap Equity Partners Ltd. (5)	25,280,418	39.3%
Wilhagan Ventures LLC (6)	6,998,169	10.9%
All Directors and Executive Officers as a Group (4 persons) (1)(2)(3)(4)	5,625,828	8.7%

* Less than one percent.

(1) Consists of 35,060 shares of common stock owned directly by Mr. Hamm and 3,115,500 shares that Mr. Hamm has the right to acquire upon the exercise of currently exercisable stock options. Mr. Hamm may also be deemed to own 44,883 shares of Series A Preferred Stock owned by AlphaWest Capital Partners, of which Mr. Hamm is the sole member. However, the Series A Preferred Stock has not been converted to common stock, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock. Mr. Hamm, as a managing member of SovCap Investment Management Group, also may be deemed to beneficially own 592,294 shares of common stock and 2,280,013 shares of Series A preferred stock and approximately 2,800,000 shares related to convertible notes outstanding (based on conversion price of $0.22) beneficially owned by SovCap Investment Equity Partners, Ltd., due to the investment management relationship between SovCap Investment Management Group LLC and SovCap Equity Partners, Ltd. Mr. is a member of SovCap Investment Management Group. Mr. Hamm disclaims beneficial ownership of the securities held by SovCap Equity Partners, as neither he nor SovCap Investment Management Group has any interest in SovCap Equity Partners Ltd.

(2)
Consists of 250,000 shares that Mr. Marcum has the right to acquire upon the exercise of currently exercisable stock options. Mr. Marcum may also be deemed to own the 728,976 shares of Series A Preferred Stock owned by Wilhagan Ventures, of which Mr. Marcum is an owner. However, the Series A Preferred Stock has not been converted into common, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock. Mr. Marcum disclaims beneficial ownership of the securities held by Wilhagan Venture except to the extent of his proportionate interest therein.

(3)
Consists of 1,398,170 common shares, 73,656 preferred shares and 200,000 warrants owned by Mr. Shah, his wife or J&H Orlando Inc., which is owned by Mr. Shah. However, the Series A Preferred Stock has not been converted into common, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock.

(4)
Consists of 20,000 common shares owned by Mr. Dunlap. ISDN.Net, of which Mr. Dunlap is President and an owner, owns 74,000 shares of Series A Preferred Stock and 57,600 shares of common stock. However, the Series A Preferred Stock has not been converted into common stock, but may occur at a conversion ratio of 9.6 shares of common stock for each share of Series A Preferred Stock. Mr. Dunlap disclaims beneficial ownership of the securities owned by ISDN.Net except to the extent of his proportionate interest therein.

(5)
Consists of 592,294 shares of common stock and 2,280,013 shares of Series A preferred stock, which are convertible at a ratio of 9.6 common for each share of preferred, and approximately 2,800,000 shares related to convertible notes outstanding (based on conversion price of $0.22) beneficially owned by SovCap Investment Equity Partners, Ltd.

(6)	Consists of 728,976 shares of Series A Preferred Stock owned by Wilhagan Ventures, which are convertible at a ratio of 9.6 common for each share of preferred.

SUMMARY OF THE TERMS OF SALE

On March 14, 2007, we signed a letter of Intent with Peter Marcum and Harish Shah (the “Buyer”) to purchase all of the outstanding stock of WV Fiber Inc. in exchange for the following:

•	Buyer assumes and pays the $1.046 million promissory note issued by WV Fiber Inc to HT Investments, LLC, a Tennessee limited liability company (“HT”), as amended and dated February 7, 2007

•
Buyer assumes and/or converts certain promissory notes, convertible notes and short term loan owed by us in a total amount of approximately $1.34 million, as set forth in more detail in a schedule attached to the purchase agreement

•
A group of our shareholders, including parties affiliated with Mr. Marcum and Mr. Shah, collectively would surrender to us approximately 4 million shares of our common stock (or equivalent shares of preferred stock, options or warrants convertible or exercisable into shares of common stock).

•
WV Fiber will enter into a contract with Endavo Media and Communications, Inc., a subsidiary of IMHI, to provide all bandwidth required by Endavo in the ordinary course of its business, at a price equal to $0 per MB/mo for the first six months after closing (limited to 500 MB per month) then $10 per MB/mo thereafter for a period of three years. The bandwidth would be limited to Endavo’s use and could not be resold, and would include 3 racks with power in Atlanta for no additional charge.

•	Wilhagan Ventures, owned in part be Peter Marcum, will surrender to us approximately 402,000 Series A preferred shares, which are convertible into approximately 3.9 million common shares.

•	Buyer will assume and repay note payable to M&A Partners, Inc, dated 10/26/06, in the principal amount of $87,500.

•	Buyer agrees to unconditionally pay IMHI $200,000 in cash as follows:
•	$50,000 at closing
•	Buyer will issue a Promissory Note to us for $150,000, payable over 60 days from initial closing date.

We signed a definitive Stock Purchase Agreement on April 11, 2007 and the sale of WV Stock will be accounted for as of March 31, 2007. The Buyer met closing obligations as described above with the exception of surrendering of 4 million shares of our stock. The Buyer must satisfy this obligation no later than on or around May 21, 2007. We will also hold an unsecured promissory note in the amount of $150,000, to be paid in full within 60 days of the initial closing, and the HT Investments note assumed by the buyer will remain outstanding until the note is satisfied under its terms and conditions. We remain indirectly obligated on the HT Investments note by way of a guarantee agreement issued to HT Investments on February 7, 2007 and remains outstanding until the note is paid in full.

BACKGROUND AND REASON FOR THE SALE

After our reorganization and corporate restructure during the 4th quarter of 2005 and 1st quarter of 2006, we have focused our business on becoming a leading provider of digital content distribution and logistics solutions that support the delivery of entertainment, information and social network services over the internet and broadband networks. Our business objective is to become a leading provider of online and broadband distribution services and platforms for a wide range of content owners and producers. Our sole subsidiary until August 2006, Endavo Media and Communications, has been focused on the development and marketing content delivery platforms and Internet-based entertainment and information services for its customers, who are content owners seeking to monetize, enable social networking and distribute content to broader audiences through the Internet, IPTV, broadband TV, and portable handheld consumer electronics. After our restructure was completed in April 2006, we began looking for potential acquisitions that would support our vision and business plan rollout.

On August 8, 2006 we closed the purchase of the assets of WV Fiber LLC through the United States Bankruptcy Court for the Middle District of Tennessee Nashville Division. All assets and operations of WV Fiber LLC were purchased by Louros Networks, a newly-formed wholly-owned subsidiary of Integrated Media, in exchange for $1,662,500 in cash and 4,055,448 shares of our common stock. As an additional part of the purchase price, we satisfied certain pre-petition secured claims, including principal and non-default interest, by agreeing to issue 917,486 Series A preferred shares, which were contributed to the company from our major shareholder as the time of issuance, and by the issuance of a Secured Promissory Note in the amount of $850,000. This note became due on November 8, 2006, with a 20-day grace period. We were able to extend the payment terms on the note, by agreement with HT Investments, to begin making monthly payments March 15, 2007 totaling $1,035,000.

From November 2006 through March 2007, we have attempted but were unable to obtain private placement equity or debt financing sufficient to satisfy the HT Investments obligation, thus giving them the right to foreclose on WV Fiber and put the company up for private sale. It was our belief that we would unlikely receive any substantial return from such an action. We had received proposals for asset-based debt financing and an offer to purchase WV Fiber, but were unable to close those financing options. Our lack of options to refinance the WV Fiber secured debt, along with insufficient working capital for future operations of all our subsidiaries, became a paramount concern for the board of directors over the past few months. Since the asset purchase, WV Fiber has generated approximately $2.2 million in revenues and contributed approximately $570,000 to our operating losses. During this period our stock price has fallen by approximately 80%. As a result of these factors, our ability to repay our current and due obligations and sustain all our subsidiaries declined substantially.

On March 14, 2007, we resolved the principal terms for sale of WV Fiber Inc. to a new company to be formed by Peter Marcum and Harish Shah. Taking into account our liquidity and other business factors, the board of directors authorized us to sign a letter of intent to sell WV Fiber as proposed. It is our belief that the sale of WV Fiber will relieve a substantial amount of pressure from liabilities of the company and allows us to focus our energies and resources on the development of our primary vision and business plan of building and marketing digital content/media distribution platforms and content/service management services.

DESCRIPTION OF THE STOCK PURCHASE AGREEMENT

PURCHASE PRICE

        The purchase price for the Shares (the “Purchase Price”) will be the following: (a) $200,000, payable in equal installments of $50,000 each, with the first such installment being due on the April 11, 2007 (as hereinafter defined), and subsequent installments due pursuant to a Promissory Note, which will be issued and delivered to the Seller on the Closing Date (as hereinafter defined); (b) assumption and payment of all indebtedness due from the Company to HT Investments, LLC, in the principal amount of $1,046,822; (c) assumption of the indebtedness owed by the Seller to the creditors and in the amounts set forth on Schedule 1.2(a) attached hereto; (d) forgiveness of indebtedness of the Seller owed to the creditors and in the amounts as set forth on Schedule 1.2(b) attached hereto; (e) assumption by the Buyer of indebtedness in the amount of $87,500 owed by the Seller to M & A Partners, Inc., dated October 26, 2006; and (f) surrender to the Seller for cancellation of Seller’s capital stock or employee options or warrants exercisable for common stock equivalent, in the aggregate, to approximately 4,000,000 shares of common stock (assuming conversion of any preferred shares included within the capital stock so surrendered), provided, however, that this clause shall be satisfied if Buyer surrenders or causes surrender of such stock, options and warrants equivalent to at least 3,600,000 shares of common stock; and (g) surrender to the Seller for cancellation of an additional 402,607 shares of Seller’s preferred stock, convertible into approximately 3,900,000 shares of common stock. The cash portion of the Purchase Price shall be payable as provided in clause (a) of this Section 1.2. The debt assumptions comprising a portion of the Purchase Price shall be evidenced by delivery at closing of an executed assumption agreement. The stock to be surrendered for cancellation pursuant to clauses (f) and (g) shall be made by delivery to Seller within 30 days following Closing of certificates representing such shares, each of which shall be duly endorsed for transfer or accompanied by duly executed stock powers.

CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 1222 16th Avenue South, Nashville, Tennessee, at 4:00 p.m. (local time) on April 11, 2007 or at such other time and place as the parties may agree. The actual date of Closing is referred to in this Agreement as the “Closing Date.”

SERVICE AGREEMENT

At the Closing, Endavo Media and Communications, Inc. (“Endavo”), a subsidiary of the Seller, and the Company shall execute a Service Contract substantially in the form of Exhibit 1.4 hereto (the “Service Contract”) for the provision by the Company to Endavo of bandwidth, on the terms set forth on Exhibit 1.4 hereto.

CLOSING OBLIGATIONS

At the Closing:

(a) Seller will deliver to Buyer (i) an Assignment and Stock Power, duly executed by Seller, assigning to Buyer all of the Shares, (ii) a resignation as officer, director and any similar office, and as an employee of the Company, executed by Paul Hamm, and (iii) a release in the form of Exhibit 1.5(a) executed by Seller (the “Seller’s Release”); and

(b) Buyer will deliver to Seller (i) the initial $50,000 installment of the Purchase Price, (ii) Promissory Note for $150,000, (iii) evidence of the Buyer’s assumption of the debt referred to in clauses (b), (c), (d) and (e) of Section 1.2; (iv) a resignation as officer, director and any similar office, and as an employee of the Seller and/or its subsidiaries, executed by Peter Marcum and Harish Shah; and (v) a release in the form of Exhibit 1.4(b) executed by Buyer, Harish Shah, Peter Marcum, the Company, and Wilhagan Ventures, LLC (the “Buyer’s Release”).

REQUIRED ACTIONS

General

Our board of directors authorized the sale of WV Fiber Inc. and approved the material terms of the definitive agreement at a telephonic meeting on April 11, 2007.

As of April 11, 2007, the record date for this transaction, the holders of 28,896,294 shares, or approximately 56% of the total number of shares of common and outstanding and beneficially owned by way of issued Series A preferred shares, approved the sale of the WV Fiber Inc. and the definitive agreement. As the transaction and the definitive agreement have been approved by holders of a majority of the shares of our common stock, no proxies are being solicited with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. The sale of WV Fiber Inc. will not become effective until at least 20 days after the filing of this Information Statement. This Information Statement is being mailed to the stockholders on or about April 12, 2007.

Vote Required

The Asset Sale requires approval by holders of at least a majority of the outstanding shares of the Company’s common stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of stockholders. Section 228(a) of the DGCL provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.

Our board of directors fixed the close of business on April 5, 2007 as the record date for determining the stockholders entitled to notice of the above noted action.

Two consenting stockholders, SovCap Equity Partners, Ltd. and Wilhagan Ventures (the “Consenting Stockholders”), holds a total of 592,294 shares of our common stock and 3,008,989 shares of our Series A Preferred Stock, which votes together with the common stock on an as-if converted basis. For purposes of voting, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock. Accordingly, the Consenting Stockholder has the right to vote an aggregate of 28,886,294 shares of our common stock. This equals approximately 56% of the total voting power entitled to vote on the foregoing resolutions as of the Record Date. The Consenting Stockholder voted in favor of the corporate actions and possessed the power to pass the corporate actions without the concurrence of any of our other stockholders.

Costs of Distributing this Information Statement

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

Interest in the Company's Directors and Management in the Asset Sale

Two of our officers or directors, Peter Marcum and Harish Shah, have a personal ownership in Ultra Global Investments, LLC, the Buyer. Therefore, Mr. Marcum and Mr. Shah each has interest in the Asset Sale, other than as shareholders of Integrated Media Holdings.

Regulatory Matters

No United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed Asset Sale other than the federal securities laws.

Federal Income Tax Consequences of the Asset Sale

The Asset Sale will be a taxable transaction for the Company but not for our shareholders. Any resulting gain will be offset by the Company's current and prior losses. We currently have a net loss carry forward of approximately $23 million, which we believe can be used to offset income or gains incurred from this transaction.

Effective Date

The sale of WV Fiber will be declared effective on or around April 26, 2007.

Rights Of Dissenting Shareholders

Any IMHI stockholder is entitled to be paid the fair value of its shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (“Delaware Law”) if the stockholder dissents to the Sale or any of the actions resulting from or in connection with the Sale, including the exchange ratio of IMHI common stock or preferred stock for WV Fiber common stock. A brief summary of the provisions of Delaware Law Sections 262 is set forth below and the complete text of said Section is attached as Exhibit “A”.

Because the Sale has been approved by the required vote of IMHI’s stockholders effective twenty days from the mailing of this Information Statement, each holder of shares of IMHI Common Stock who asserts dissenters’ rights and who follows the procedures set forth in Section 262 of Delaware Law, will be entitled to have his or her shares of IMHI Common Stock purchased by IMHI for cash at their fair market value. The fair market value of shares of IMHI Common Stock will be determined as of the day before the first announcement of the terms of the Sale, excluding any appreciation or depreciation in consequence of the Sale.

A holder who wishes to exercise dissenters’ rights should deliver his or her written demand to IMHI’s transfer agent, Atlas Stock Transfer Corp., 4455 South 700 East Suite 200, Salt Lake City, Utah 84107 with a copy (which shall not constitute notice) to Robert L. Sonfield, Jr., Esq., Sonfield & Sonfield, 770 South Post Oak Lane, Houston, Texas 77056, on or before 20 days after the date of mailing of this Information Statement. The demand will be sufficient if it reasonably informs IMHI of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. Any stockholder who does not follow the foregoing is not entitled to payment for his shares under Delaware Law.

In accordance with the regulations promulgated under the Exchange Act, the authorization of the ASale will not become effective until twenty days after IMHI has mailed this Information Statement to the stockholders of IMHI.

Within 120 days after the effective date of the Sale, IMHI or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. At any time within 60 days after the effective date of the Sale, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Sale. After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Sale, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.

The foregoing summary does not purport to provide comprehensive statements of the procedures to be followed by a dissenting stockholder who seeks payment of the fair value of his shares of IMHI Common Stock. Delaware Law establishes the procedures to be followed and failure to do so may result in the loss of all dissenters’ rights. Accordingly, each stockholder who might desire to exercise dissenters’ rights should carefully consider and comply with the provisions of these sections and consult his legal advisor.

IMHI HAS RESERVED THE RIGHT TO ABANDON THE SALE IF IT DECIDES THAT THE NUMBER OF STOCKHOLDERS EXERCISING DISSENTERS’ RIGHTS EXCEEDS AN AMOUNT IT DEEMS ACCEPTABLE IN ITS SOLE AND ABSOLUTE DISCRETION.

The discussion contained herein is qualified in its entirety by and should be read in conjunction with the form of the Agreement.

COMMUNICATIONS WITH RESPECT TO DISSENTERS’ RIGHTS SHOULD BE ADDRESSED TO IMHI’S TRANSFER AGENT, ATLAS STOCK TRANSFER CORP., 4455 SOUTH STREET, SUITE 200, SALT LAKE CITY, UTAH 84107.

Upon filing a notice of election to dissent a dissenting shareholder will cease to have any of the rights of a shareholder except the right to be paid the fair value of his IMHI Stock pursuant to the Delaware Law. If a shareholder loses his dissenters’ rights, either by withdrawal of his demand, abandonment of the Sale by IMHI or otherwise, he will not have the right to receive a cash payment for his IMHI Stock and will be reinstated to all of his rights as a shareholder as they existed at the time of the filing of his demand.

THE PROVISIONS OF DELAWARE LAW SECTION 262 ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO EXERCISE RIGHTS TO DISSENT CONSULT LEGAL COUNSEL, AS FAILURE TO COMPLY STRICTLY WITH SUCH PROVISIONS MAY LEAD TO A LOSS OF DISSENTERS’ RIGHTS.

ADDITIONAL INFORMATION

The Company has received no indication from any of its directors or non-employee directors of any intent to oppose any action to be taken by the Company. There have been no proposals for action submitted to the Company by any stockholders other than the proposal, which is the subject of this Information Statement.

By Order of the Board of Directors,

Paul D. Hamm, President and Chief Executive Officer
April 11, 2007

EXHIBIT A

SECTION 262 GENERAL CORPORATION LAW OF DELAWARE APPRASIAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Sale or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Sale or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Sale or consolidation to be effected pursuant to ss.251 (other than a Sale effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Sale or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Sale if the Sale did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Sale or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such Sale or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Sale or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a Sale effected under ss.253 of this title is not owned by the parent corporation immediately prior to the Sale, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Sale or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed Sale or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Sale or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Sale or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Sale or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Sale or consolidation of the date that the Sale or consolidation has become effective; or

(2) If the Sale or consolidation was approved pursuant to ss.228 or ss.253 of this title, then either a constituent corporation before the effective date of the Sale or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Sale or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Sale or consolidation, shall, also notify such stockholders of the effective date of the Sale or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Sale or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Sale or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Sale or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Sale or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the Sale or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Sale or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Sale or consolidation. Within 120 days after the effective date of the Sale or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the Sale or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Sale or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Sale or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the Sale or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Sale or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Sale or consolidation, either within 60 days after the effective date of the Sale or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Sale or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, ss.262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, ss.24; 57 Del. Laws, c. 148, ss.ss.27-29; 59 Del. Laws, c. 106, ss.12; 60 Del. Laws, c. 371, ss.ss.3-12; 63 Del. Laws, c. 25, ss.14; 63 Del. Laws, c. 152, ss.ss.1, 2; 64 Del. Laws, c. 112, ss.ss.46-54; 66 Del. Laws, c. 136, ss.ss.30-32; 66 Del. Laws, c. 352, ss.9; 67 Del. Laws, c. 376, ss.ss.19, 20; 68 Del. Laws, c. 337, ss.ss.3, 4; 69 Del. Laws, c. 61, ss.10; 69 Del. Laws, c. 262, ss.ss.1-9; 70 Del. Laws, c. 79, ss.16; 70 Del. Laws, c. 186, ss.1; 70 Del. Laws, c. 299, ss.ss.2, 3; 70 Del. Laws, c. 349, ss.22; 71 Del. Laws, c. 120, ss.15; 71 Del. Laws, c. 339,ss.ss.49-52; 73 Del. Laws, c. 82,ss.21.)